Exhibit 10.12

CASH AWARD AGREEMENT

Continental Resources, Inc.

Second Amended and Restated 2022 Long Term Incentive Plan

EMPLOYEE AGREEMENT

Grantee:	______________
Date of Grant:	______________
Value of Target Cash Award:	______________

THIS CASH AWARD AGREEMENT (the “Award Agreement”), is entered into as of [●] (the “Date of Grant”) by and between [●] (the “Participant”) and CONTINENTAL RESOURCES, INC. (the “Company”):

WITNESSETH:

WHEREAS, the Participant is an employee of the Company, and it is important that the Participant be encouraged to remain in its employ; and

WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an incentive cash award pursuant to the Second Amended and Restated Continental Resources, Inc. 2022 Long Term Incentive Plan (as amended, the “Plan”), a copy of which has been provided to the Participant; and

WHEREAS, the Cash Award granted herein shall track the appraised value of the Company from the Date of Grant until the applicable Vesting Date, and the Participant shall at no time have any rights or benefits associated with a holder of a share of Stock; and

WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

Section 1.
Grant of Award. The Company hereby grants to the Participant effective as of the Date of Grant specified above, as a matter of separate inducement but not in lieu of any salary for the Participant’s services for the Company, a cash award in the amount of the target cash award value noted above (the “Award” or the “Cash Award”), under and subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference and made a part hereof for all purposes. The Award shall entitle the Grantee to receive the payments at the times and in the form set forth in Section 4 hereof. The Award does not provide the Grantee with any equity interests in, or assets of, the Company or any of its Affiliates. The Award entitles the Grantee to only the rights, privileges, preferences, and obligations specifically provided for in this Agreement. Without limiting the foregoing, the Grantee shall have no voting rights or appraisal rights and will not be entitled to receive any information relating to the Company or any of its affiliates other than that information provided to other holders of Cash Awards generally.
Section 2.
Vesting of Award. The Cash Award is unvested on the Grant Date. If the Participant’s employment with the Company, a Subsidiary, or an Affiliated Entity remains full-time and continuous at all times prior to the applicable vesting date specified below, one hundred percent (100%) of the unvested Award shall become vested and Forfeiture Restrictions (defined below) on the Award will expire on February 15, 2026 (the “Vesting Date”). Notwithstanding the time-based vesting date in the previous sentence, upon the occurrence of a Change in Control the Award shall become 100% vested and Forfeiture Restrictions will expire. In the event of a Change in Control vesting, the date of the Change in Control shall also be deemed a Vesting Date pursuant to this Agreement.
Section 3.
Restrictions; Forfeiture. The Cash Award may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of, and in the event of termination of your employment with the Company for any reason, you shall, for no consideration, forfeit to the Company any portion of the Cash Award to the extent then subject to the Forfeiture Restrictions (defined below). The prohibition against transfer and the obligation to forfeit and surrender the Cash Award to the Company upon termination of employment as provided in this Section 3 are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Cash Award.
Section 4.
Payments. Subject to Section 20 hereof, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to the specified portion of the Cash Award as provided in Section 2 hereof (but in no event later than the end of the calendar year in which the Forfeiture Restrictions so lapse), the Company shall settled the vested portion of the Cash Award in the form of a cash payment. The amount of such cash payment shall equal the target Cash Award value noted above, adjusted for the change (which may be an increase or decrease) in the appraised value of the Company from the Date of Grant until the applicable Vesting Date.

You shall not be entitled to receive any interest with respect to the timing and payment of any portion of the Cash Award, as applicable. In the event all or any portion of the Cash Award granted hereby fail to become vested under Section 2, the unvested portion of the Award shall be forfeited to the Company for no consideration.

Notwithstanding the foregoing and in accordance with the applicable provisions of the Plan, in the case of vesting in connection with a Change in Control, if such Change in Control is not also a “change in control event” as defined in the regulations and guidance issued under Section 409A of the Code, the payment described in this Section 4 shall be made on the earlier to occur of (1) the Vesting Date specified in Section 2 hereof, and (2) the occurrence of an event that constitutes a “change in control event” as defined in the regulations and guidance issued under Section 409A of the Code with respect to the Company (with payment made as soon as reasonably practicable following such event).

Section 5.
Employment. So long as the Participant shall continue to be a full-time and continuous employee of the Company, a Subsidiary, or an Affiliated Entity, the Award shall not be affected by any change of duties or position. Nothing in the Plan or Award Agreement shall be construed as (a) giving Participant the right to continue as a Participant or in the employ or service of the Company or any Affiliate, (b) interfering in any way with the right of the Company or any Affiliate to terminate Participant’s employment or service relationship at any time, or (c) giving Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers. For the avoidance of doubt, unless otherwise provided in a written employment or consulting agreement or by applicable law, your employment by or service with the Company or any Affiliate shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either you or the Company or any Affiliate by any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final. With respect to the Award, the Company may, in its sole discretion, determine that if the Participant is on leave of absence for any reason, the Participant will be considered to still be in the employ of, or providing services for, the Company (and, hence, as a result of such leave of absence, the Cash Award for which the restrictions have not lapsed as of the date the leave of absence began will not be automatically forfeited to the Company while the Participant remains on leave of absence), provided that no Cash Award will become transferable and nonforfeitable during any leave of absence, even if a Vesting Date would otherwise occur during such leave of absence, and upon the Participant’s return from leave of absence, the Company, in its sole discretion, may adjust the vesting schedule in Section 2 hereof to account for such leave of absence.
Section 6.
Notices. All notices or other communications relating to the Plan and this Award Agreement shall be in writing and shall be delivered personally or mailed (U.S. mail) and shall be deemed to be delivered (a) on the date on which actually received by the person to whom it is delivered personally, (b) three (3) business days following the date on which a properly addressed notice or communication is mailed via regular U.S. mail or (c) on the date on which receipt is acknowledged if sent via certified U.S. mail. Any notice by the Company to the Participant shall be sent to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing. Any notice by the Participant to the Company shall be sent to the Secretary of the Company. Any person entitled to notice hereunder may waive such notice in writing.
Section 7.
Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
Section 8.
Remedies. The parties to this Award Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Award Agreement, whether by action to enforce specific performance or for damages for its breach or otherwise.
Section 9.
No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Award Agreement or the Cash Award granted hereunder.
Section 10.
Execution of Receipts and Releases. Any payment of cash to the Participant, or to the Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.
Section 11.
No Guarantee of Interests. The Board and the Company do not guarantee the Award being tracked by this Award from loss or depreciation.
Section 12.
Information Confidential. As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Award Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant.
Section 13.
Successors. This Award Agreement shall be binding upon the Participant, the Participant’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
Section 14.
Severability. If any provision of this Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
Section 15.
Company Action. Any action required of the Company shall be by resolution or other written action of the Board or Committee or by a person or entity properly authorized to act by resolution of the Board or Committee.
Section 16.
Headings. The titles and headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
Section 17.
Governing Law. All questions arising with respect to the provisions of this Award Agreement shall be determined by application of the laws of Oklahoma, without giving any effect to any conflict of law provisions thereof, except to the extent Oklahoma state law is preempted by federal law.
Section 18.
Consent to Jurisdiction and Venue. The Participant hereby consents and agrees that state courts located in Oklahoma County, Oklahoma and the United States District Court for the Western District of Oklahoma each shall have personal jurisdiction and proper venue with respect to any dispute between the Participant and the Company arising in connection with the Award or this Award Agreement. In any dispute with the Company, the Participant will not raise, and the Participant hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.
Section 19.
No Rights as Shareholder. You shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder.
Section 20.
Withholding of Tax. To the extent that the receipt of the Cash Award or the lapse of any Forfeiture Restrictions results in the receipt of compensation by you with respect to the Company or any Affiliate has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from the cash otherwise to be delivered to you, that amount of cash having a value equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash. No payments with respect to the Cash Award shall be made pursuant to this Award Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full. The Company is making no representation or warranty as to the tax consequences that may result from the receipt of the Cash Award, the lapse of any Forfeiture Restrictions, or the forfeiture of any Cash Award.
Section 21.
Amendment. This Award Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award, or (b) other than in these circumstances described in subparagraph (a) or provided in the Plan, with the Participant’s consent.
Section 22.
Acknowledgements. The Participant acknowledges and agrees that (a) the Participant is not relying upon any written or oral statement or representation of Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with the Participant’s execution of this Award Agreement and the Participant’s receipt, holding and vesting of the Cash Award, and (b) in deciding to enter into this Award Agreement, the Participant is relying on the Participant’s own judgment and the judgment of the professionals of the Participant’s choice with whom the Participant has consulted. The Participant hereby releases, acquits and forever discharges the Company Parties from all actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Participant’s execution of this Award Agreement and the Participant’s receipt or holding of the Cash Award.
Section 23.
Plan Controls. By accepting this grant, Participant agrees that the Cash Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. In the event of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. Unless otherwise defined herein (such as terms specifically defined by reference to the Merger Agreement), capitalized terms used and defined in the Plan shall have the same defined meanings in this Award Agreement.
Section 24.
Clawback. This Award Agreement is subject to any written clawback policies that the Company, with the approval of the Board, or an authorized committee thereof, may adopt, either prior to or following the Date of Grant. Any such policy may subject Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture, or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.
Section 25.
Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A (due to qualifying as a short-term deferral or otherwise) shall be excluded from Section 409A to the maximum extent possible. No payment shall be made under this Agreement if such payment would give rise to taxation under Section 409A to any person, and any amount payable under such provision shall be paid on the earliest date permitted with respect to such provision by Section 409A and not before such date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment.
Section 26.
Corporate Acts. The existence of the Cash Award shall not affect in any right the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, to issue a dividend or other distribution with respect to the Company’s Stock, or any other corporate act or proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the Date of Grant.

Continental Resources, Inc.,

an Oklahoma corporation

By:

“Participant”

__________________________________________